Exhibit 99.1

Additional Information:	For Immediate Release
Thomas A. Bessant, Jr.
(817) 335-1100

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CASH AMERICA ANNOUNCES EXPECTED RESULTS FOR THE SECOND QUARTER

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Fort Worth, Texas (July 15, 2013) — Cash America International, Inc. (NYSE: CSH) announced today that it expects earnings per share for its second quarter ending June 30, 2013, to be approximately 81 cents per share. The Company’s results will fall about 11% below the low end of its estimated range of earnings per share for the second quarter published April 25, 2013.

The shortfall from estimated results is primarily attributable to lower demand for the loan products of the Domestic Retail Services Segment and higher expenses for health insurance, personnel costs and the additional interest expense associated with the $300 million senior note offering which closed in early May. The extra interest cost was not included in the earnings guidance previously provided for the second quarter. Growth in the Company’s E-commerce Segment and the disposition activities of the Retail Services Segment were in line with expectations, but the U.S. pawn lending business has not experienced as much of a rebound in demand for both pawn and consumer loans as the guidance had anticipated. Consequently, the net revenue associated with these products was below expectations. Management believes that pawn customers continue to act with caution in their borrowing and spending activities consistent with the de-leveraging underway for the broader base of U.S. consumers. This trend, which was first observed by the Company in the second quarter of 2012, will likely continue through the balance of 2013.

On July 25, 2013, the Company will release its comprehensive financial results and will provide additional details about the second quarter ended June 30, 2013. At that time, management will provide its revised outlook for the remainder of the year based on its view of current trends in its businesses and the addition of its recently announced pending acquisition of a chain of 41 pawn lending locations expected to close during the third quarter of 2013.

About the Company

As of March 31, 2013, Cash America International, Inc. (the “Company”) operated 966 total locations offering specialty financial services to consumers, which included the following:

•	828 lending locations in 22 states in the United States primarily under the names “Cash America Pawn,” “SuperPawn,” “Cash America Payday Advance,” and “Cashland;”

•	47 pawn lending locations in central and southern Mexico under the name “Cash America casa de empeño;” and

•	91 check cashing centers (all of which are unconsolidated franchised check cashing centers) operating in 15 states in the United States under the name “Mr. Payroll.”

Additionally, as of March 31, 2013, the Company offered consumer loans over the Internet to customers:

•	in 32 states in the United States at http://www.cashnetusa.com and http://www.netcredit.com;

•	in the United Kingdom at http://www.quickquid.co.uk and http://www.poundstopocket.co.uk;

•	in Australia at http://www.dollarsdirect.com.au; and

•	in Canada at http://www.dollarsdirect.ca.

For additional information regarding the Company and the services it provides, visit the Company’s websites located at:

http://www.cashamerica.com	http://www.poundstopocket.co.uk
http://www.enova.com	http://www.dollarsdirect.com.au
http://www.cashnetusa.com	http://www.dollarsdirect.ca
http://www.netcredit.com	http://www.goldpromise.com
http://www.cashlandloans.com	http://www.mrpayroll.com
http://www.quickquid.co.uk

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition, operations and prospects of the Company. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation: the effect of or changes in domestic and foreign pawn, consumer credit, tax and other laws and governmental rules and regulations applicable to the Company’s business or changes in the interpretation or enforcement thereof; the anticipated regulation of providers of consumer financial products and services by the Consumer Financial Protection Bureau; public perception of the Company’s business, including its consumer loan business and its business practices; the deterioration of the political, regulatory or economic environment in foreign countries where the Company operates or in the future may operate; fluctuations, including a sustained decrease, in the price of gold or a deterioration in economic conditions; the effect of any current or future litigation proceedings or any judicial decisions or rule-making that affect the Company, its products or its arbitration agreements; the actions of third parties who provide, acquire or offer products and services to, from or for the Company; changes in demand for the Company’s services and the continued acceptance of the online distribution channel by the Company’s online loan customers; the Company’s ability to attract and retain qualified executive officers; a prolonged interruption in the Company’s operations of its facilities, systems and business functions, including its information technology and other business systems; the ability of the Company to open new locations in accordance with its plans or to successfully integrate newly acquired businesses into the Company’s operations; changes in competition; interest rate and foreign currency exchange rate fluctuations; changes in the capital markets; changes in the Company’s ability to satisfy its debt obligations or to refinance existing debt obligations or obtain new capital to finance growth; security breaches, cyber attacks or fraudulent activity; compliance with laws and regulations applicable to international operations; the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements; acts of God, war or terrorism, pandemics and other events; the effect of any of such changes on the Company’s business or the markets in which it operates; and other risks and uncertainties indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

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